Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Results for Fiscal 2024 Third Quarter

VONORE, Tenn. – May 8, 2024 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2024 third quarter ended March 31, 2024.

The overview, commentary, and results provided herein relate to our continuing operations.

Overview:

▪
Net sales for the third quarter were $95.7 million, down 42.6% from the prior-year period
▪
Net income from continuing operations was $3.8 million, or $0.23 per diluted share
▪
Diluted Adjusted Net Income per share, a non-GAAP measure, was $0.37, down 72.8% from the prior-year period
▪
Adjusted EBITDA, a non-GAAP measure, was $9.7 million, down 70.7% from the prior-year period
▪
Share repurchases of $1.6 million during the quarter
▪
Ended the quarter with cash and investments of $105.7 million, and total debt of $50.4 million

Brad Nelson, Chief Executive Officer, commented, “We delivered results ahead of our expectations in what remains a dynamic and challenging environment for the marine industry. My first six weeks with our team has been energizing, and it is clear to me that our capabilities and opportunities are even greater than I anticipated. Since I joined the Company, I have been on the road meeting with and getting to know our team, our customers, dealers and business partners. The headline takeaways, are highly encouraging - the foundation of the business is strong, MasterCraft is home to iconic and leading brands, customers and dealers love our products, and the long-term outlook for the industry is bright. We are laser focused on and well-positioned to navigate the near-term challenges in our industry as we evolve our long-term growth strategy.”

Nelson continued, “We recently announced the launch of an all-new luxury pontoon brand, Balise. Balise will further diversify our product offerings, expand our addressable market, and grow our portfolio of strong brands. The Balise product will be built by our experienced team at Crest’s manufacturing facility in Owosso, Michigan, which is a capital-efficient use of existing capacity. Balise production has already commenced, and product will be available to consumers for model year 2025. The launch of Balise Pontoon Boats is the latest example of our unwavering commitment to growth and innovation.”

Third Quarter Results

For the third quarter of fiscal 2024, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $95.7 million, down $71.1 million from the third quarter of fiscal 2023. The decrease in net sales was due to lower unit volume and an increase in dealer incentives, partially offset by higher prices and favorable model mix and options. Dealer incentives include measures taken by the Company to assist dealers as the retail environment remains competitive.

Gross margin percentage declined 630 basis points during the third quarter of fiscal 2024, when compared to the same prior-year period. Lower margins were the result of lower cost absorption due to planned decreased unit volume and higher dealer incentives, partially offset by higher prices and favorable model mix and options.

Operating expenses increased $0.8 million for the third quarter of fiscal 2024, compared to the prior-year period. The increase in operating expenses was a result of CEO transition and related share-based compensation costs, which were $1.9 million.

Net income from continuing operations was $3.8 million for the third quarter of fiscal 2024, compared to $22.8 million in the prior-year period. Diluted net income from continuing operations per share was $0.23, compared to $1.28 for the third quarter of fiscal 2023.

Adjusted Net Income decreased to $6.3 million for the third quarter of fiscal 2024, or $0.37 per diluted share, compared to $24.1 million, or $1.36 per diluted share, in the prior-year period.

Adjusted EBITDA was $9.7 million for the third quarter of fiscal 2024, compared to $33.0 million in the prior-year period. Adjusted EBITDA margin was 10.1 percent for the third quarter, down from 19.8 percent for the prior-year period.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Nelson, “As we enter the prime retail selling season, macroeconomic uncertainty continues to limit demand visibility. This has been exacerbated by the news that a competitor’s largest dealer is in financial distress, which has heightened competitive pressure with the potential for higher-than-normal competitor discounting. Dealer inventories remain higher-than-optimal and inventory carrying costs are elevated. Consequently, dealers are taking a cautious approach to ordering ahead of the annual model year changeover. We continue to focus on balancing dealer inventories with retail demand to prioritize dealer health, therefore, we plan to reduce planned production for the remainder of our fiscal year. We have taken a proactive approach to production planning, inventory management, and dealer incentives to best position our dealers to capitalize on retail demand during the upcoming selling season, and end the fiscal year with improved inventory levels.”

The Company’s outlook is as follows:

•
As a result of the planned decrease in production, we are revising our guidance for the full year. Consolidated net sales is now expected to be between $360 million and $365 million, with Adjusted EBITDA between $28 million and $30 million, and Adjusted Earnings per share between $0.95 and $1.05. We also now expect capital expenditures to be approximately $17 million for the full year.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal third quarter 2024 results today, May 8, 2024, at 8:30 a.m. EDT. Participants may access the conference call live via webcast on the investor section of the Company’s website, Investors.MasterCraft.com, by clicking on the webcast icon. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its four brands, MasterCraft, Crest, Aviara and Balise. Through these four brands, MasterCraft Boat Holdings has leading market share positions in two of the fastest growing segments of the powerboat industry – performance sport boats and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its four brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.CrestPontoons.com, www.AviaraBoats.com, and www.BalisePontoonBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning the resilience of our business model; and our intention to drive value and accelerate growth.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the potential effects of supply chain disruptions and production inefficiencies, general economic conditions, demand for our products, inflation, changes in consumer preferences, competition within our industry, our ability to maintain a reliable network of dealers, our ability to manage our manufacturing levels and our fixed cost base, the successful introduction of our new products, geopolitical conflicts, such as the conflict between Russia and Ukraine and the conflict in the Gaza Strip and general unrest in the Middle East, and financial institution disruptions. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2023, filed with the Securities and Exchange Commission (the “SEC”) on August 30, 2023, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three and Nine Months Ended March 31, 2024

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,	April 2,	March 31,	April 2,
	2024	2023	2024	2023

Net sales	$95,708	$166,776	$299,406	$495,480
Cost of sales	77,360	124,178	240,493	368,682
Gross profit	18,348	42,598	58,913	126,798
Operating expenses:
Selling and marketing	3,924	3,927	10,538	10,748
General and administrative	9,978	9,156	27,446	26,874
Amortization of other intangible assets	450	489	1,362	1,467
Total operating expenses	14,352	13,572	39,346	39,089
Operating income	3,996	29,026	19,567	87,709
Other income (expense):
Interest expense	(762)	(695)	(2,494)	(1,923)
Interest income	1,398	1,195	4,164	1,967
Income before income tax expense	4,632	29,526	21,237	87,753
Income tax expense	806	6,744	4,408	20,353
Net income from continuing operations	3,826	22,782	16,829	67,400
Loss from discontinued operations, net of tax	(71)	(272)	(993)	(21,139)
Net income	$3,755	$22,510	$15,836	$46,261

Net income (loss) per share
Basic
Continuing operations	$0.23	$1.30	$0.99	$3.80
Discontinued operations	(0.01)	(0.02)	(0.06)	(1.19)
Net income	$0.22	$1.28	$0.93	$2.61

Diluted
Continuing operations	$0.23	$1.28	$0.98	$3.78
Discontinued operations	(0.01)	(0.01)	(0.05)	(1.19)
Net income	$0.22	$1.27	$0.93	$2.59

Weighted average shares used for computation of:
Basic earnings per share	16,844,440	17,559,920	17,003,616	17,725,208
Diluted earnings per share	16,965,624	17,748,910	17,093,958	17,851,655

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	March 31,	June 30,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,509	$19,817
Held-to-maturity securities	83,183	91,560
Accounts receivable, net of allowances of $96 and $122, respectively	13,473	15,741
Inventories, net	41,432	58,298
Prepaid expenses and other current assets	14,414	10,083
Total current assets	175,011	195,499
Property, plant and equipment, net	79,593	77,921
Goodwill	28,493	28,493
Other intangible assets, net	34,100	35,462
Deferred income taxes	14,377	12,428
Deferred debt issuance costs, net	306	304
Other long-term assets	9,002	3,869
Total assets	$340,882	$353,976
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,216	$20,391
Income tax payable	1,022	5,272
Accrued expenses and other current liabilities	66,164	72,496
Current portion of long-term debt, net of unamortized debt issuance costs	4,371	4,381
Total current liabilities	86,773	102,540
Long-term debt, net of unamortized debt issuance costs	45,982	49,295
Unrecognized tax positions	8,174	7,350
Operating lease liabilities	2,855	2,702
Total liabilities	143,784	161,887
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 17,018,448 shares at March 31, 2024 and 17,312,850 shares at June 30, 2023	170	173
Additional paid-in capital	65,072	75,976
Retained earnings	131,656	115,820
MasterCraft Boat Holdings, Inc. equity	196,898	191,969
Noncontrolling interest	200	120
Total equity	197,098	192,089
Total liabilities and equity	$340,882	$353,976

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended			Nine Months Ended
	March 31,	April 2,		March 31,	April 2,
	2024	2023	Change	2024	2023	Change
	(Dollars in thousands)
Unit sales volume:
MasterCraft	468	900	(48.0)%	1,453	2,457	(40.9)%
Crest	298	722	(58.7)%	1,025	2,344	(56.3)%
Aviara	39	34	14.7%	92	100	(8.0)%
Consolidated	805	1,656	(51.4)%	2,570	4,901	(47.6)%
Net sales:
MasterCraft	$69,783	$117,630	(40.7)%	$218,319	$339,315	(35.7)%
Crest	14,194	36,369	(61.0)%	49,713	116,595	(57.4)%
Aviara	11,731	12,777	(8.2)%	31,374	39,570	(20.7)%
Consolidated	$95,708	$166,776	(42.6)%	$299,406	$495,480	(39.6)%
Net sales per unit:
MasterCraft	$149	$131	13.7%	$150	$138	8.7%
Crest	48	50	(4.0)%	49	50	(2.0)%
Aviara	301	376	(19.9)%	341	396	(13.9)%
Consolidated	119	101	17.8%	117	101	15.8%
Gross margin	19.2%	25.5%	(630) bps	19.7%	25.6%	(590) bps

Non-GAAP Measures

EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin

We define EBITDA as net income from continuing operations, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include share-based compensation, business development consulting costs, and CEO transition costs. We define EBITDA margin and Adjusted EBITDA margin as EBITDA and Adjusted EBITDA, respectively, each expressed as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as net income from continuing operations, adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. For the periods presented herein, these adjustments include other intangible asset amortization, share-based compensation, business development consulting costs, and CEO transition costs.

EBITDA, Adjusted EBITDA, EBITDA margin, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share, which we refer to collectively as the Non-GAAP Measures, are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, or U.S. GAAP. The Non-GAAP Measures are not measures of performance in accordance with U.S. GAAP and should not be considered as an alternative to net income, net income per share, or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with U.S. GAAP, provides a more complete understanding of factors and trends affecting our business than does U.S. GAAP measures alone. We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and the Non-GAAP Measures do not reflect any cash requirements for such replacements;
•
The Non-GAAP Measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•
The Non-GAAP Measures do not reflect changes in, or cash requirements for, our working capital needs;
•
Certain Non-GAAP Measures do not reflect our tax expense or any cash requirements to pay income taxes;
•
Certain Non-GAAP Measures do not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•
The Non-GAAP Measures do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of net income from continuing operations as determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA, and net income from continuing operations margin to EBITDA margin and Adjusted EBITDA margin (each expressed as a percentage of net sales) for the periods indicated:

(Dollars in thousands)	Three Months Ended				Nine Months Ended
	March 31,	% of Net	April 2,	% of Net	March 31,	% of Net	April 2,	% of Net
	2024	sales	2023	sales	2024	sales	2023	sales
Net income from continuing operations	$3,826	4.0%	$22,782	13.7%	$16,829	5.6%	$67,400	13.6%
Income tax expense	806		6,744		4,408		20,353
Interest expense	762		695		2,494		1,923
Interest income	(1,398)		(1,195)		(4,164)		(1,967)
Depreciation and amortization	2,842		2,622		8,327		7,833
EBITDA	6,838	7.1%	31,648	19.0%	27,894	9.3%	95,542	19.3%
Share-based compensation(a)	1,583		1,026		2,531		2,892
Business development consulting costs(b)	—		312		—		312
CEO transition costs(c)	1,241		—		1,677		—
Adjusted EBITDA	$9,662	10.1%	$32,986	19.8%	$32,102	10.7%	$98,746	19.9%

The following table sets forth a reconciliation of net income from continuing operations as determined in accordance with U.S. GAAP to Adjusted Net Income for the periods indicated:

(Dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
	March 31,	April 2,	March 31,	April 2,
	2024	2023	2024	2023
Net income from continuing operations	$3,826	$22,782	$16,829	$67,400
Income tax expense	806	6,744	4,408	20,353
Amortization of acquisition intangibles	450	462	1,362	1,386
Share-based compensation(a)	1,583	1,026	2,531	2,892
Business development consulting costs(b)	—	312	—	312
CEO transition costs(c)	1,241	—	1,677	—
Adjusted Net Income before income taxes	7,906	31,326	26,807	92,343
Adjusted income tax expense (d)	1,581	7,205	5,361	21,239
Adjusted Net Income	$6,325	$24,121	$21,446	$71,104

Adjusted net income per common share
Basic	$0.38	$1.37	$1.26	$4.01
Diluted	$0.37	$1.36	$1.25	$3.98
Weighted average shares used for the computation of (e):
Basic Adjusted net income per share	16,844,440	17,559,920	17,003,616	17,725,208
Diluted Adjusted net income per share	16,965,624	17,748,910	17,093,958	17,851,655

(a)
Included in share-based compensation are the impacts of accelerating expense recognition for equity awards related to the CEO transition.
(b)
Represents non-recurring third-party costs associated with business development activities, primarily relating to consulting costs for evaluation and execution of internal growth and other strategic initiatives.
(c)
Represents amounts paid to the Company’s former CEO upon his departure under the terms of his transition agreements, including consulting payments and legal fees incurred with the transition. Also included are recruiting and relocation costs related to the new CEO.
(d)
For fiscal 2024 and 2023, income tax expense reflects an income tax rate of 20.0% and 23.0%, respectively, for each period presented.
(e)
Represents the Weighted Average Shares used for the computation of Basic and Diluted earnings per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per diluted share for all periods presented herein.

The following table presents the reconciliation of net income from continuing operations per diluted share to Adjusted Net Income per diluted share for the periods indicated:

(Dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
	March 31,	April 2,	March 31,	April 2,
	2024	2023	2024	2023
Net income from continuing operations per diluted share	$0.23	$1.28	$0.98	$3.78
Impact of adjustments:
Income tax expense	0.05	0.38	0.26	1.14
Amortization of acquisition intangibles	0.03	0.03	0.08	0.08
Share-based compensation(a)	0.10	0.06	0.15	0.16
Business development consulting costs(b)	—	0.02	—	0.02
CEO transition costs(c)	0.07	—	0.10	—
Adjusted Net Income per diluted share before income taxes	0.48	1.77	1.57	5.18
Impact of adjusted income tax expense on net income per diluted share before income taxes(d)	(0.11)	(0.41)	(0.32)	(1.20)
Adjusted Net Income per diluted share	$0.37	$1.36	$1.25	$3.98

(a)
Included in share-based compensation are the impacts of accelerating expense recognition for equity awards related to the CEO transition.
(b)
Represents non-recurring third-party costs associated with business development activities, primarily relating to consulting costs for evaluation and execution of internal growth and other strategic initiatives.
(c)
Represents amounts paid to the Company’s former CEO upon his departure under the terms of his transition agreements, including consulting payments and legal fees incurred with the transition. Also included are recruiting and relocation costs related to the new CEO.
(d)
For fiscal 2024 and 2023, income tax expense reflects an income tax rate of 20.0% and 23.0%, respectively, for each period presented.

Investor Contact:

MasterCraft Boat Holdings, Inc.

John Zelenak

Email: investorrelations@mastercraft.com

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